Exhibit 3.1.8

CERTIFICATE OF INCREASE

OF SERIES B PREFERRED STOCK

OF GENPREX, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Genprex, Inc. (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: Pursuant to the Certificate of Designation of Series B Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 13, 2013, the Corporation was authorized to issue 165,000 shares of Series B Preferred Stock, as a series of the Corporation’s authorized Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).

SECOND: Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by Section 151(g) of the General Corporation Law, the Board adopted the following resolutions authorizing and directing that the number of authorized shares of Series B Preferred Stock be increased from 165,000 shares to 207,917 shares;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the General Corporation Law, the number of shares of Series B Preferred Stock be, and hereby is, authorized and directed to be increased from 165,000 shares to 207,917 shares; and

RESOLVED FURTHER, that the officers of the Corporation are, and each of them hereby is, authorized, empowered and directed, for, in the name and on behalf of the Corporation, to execute and file a Certificate of Increase with the Secretary of State increasing the number of authorized shares of Series B Preferred Stock from 165,000 shares to 207,917 shares, and to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be executed by its duly authorized officer on this 13th day of July, 2015.

GENPREX, INC.

By:	/s/ RODNEY VARNER
Name:	Rodney Varner
Title:	Chief Executive Officer